Exhibit 10.6I

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made effective and entered into as of July 6, 2007, by and between 2000 SIERRA POINT PARKWAY LLC, a Delaware limited liability company (“Landlord”), and TERCICA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor in interest to 2000 Sierra Point, LLC) and Tenant are parties to that certain Lease Agreement (“Original Lease”) dated March 7, 2005 pursuant to which Landlord leased to Tenant and Tenant leased from Landlord approximately 28,278 rentable square feet (“Original Premises”) at 2000 Sierra Point Parkway, Brisbane, California (“Building”).

B. Landlord and Tenant are also parties to that certain First Amendment dated May 1, 2006 and that certain Second Amendment dated January 4, 2007.

C. Landlord and Tenant wish to cancel the Second Amendment.

D. Landlord and Tenant wish to incorporate into the Original Premises the additional area defined in Exhibit A as the Expansion Premises.

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Commencement Date; Term. The Commencement Date of this Third Amendment shall be July 1, 2007, and shall thereafter have a term of lease coterminous with that of the Original Lease, including renewal options set forth in the Original Lease.

2. Cancellation of Second Amendment. The Second Amendment is hereby cancelled. The terms of the Second Amendment are hereby agreed to be null and void.

3. Expansion Premises. Landlord shall deliver and lease to Tenant, and Tenant shall accept and lease from Landlord, the Expansion Premises as defined in Exhibit A of this Third Amendment. The Expansion Premises is that certain portion of the 3rd Floor of the Building outlined in the floor plan included in Exhibit A, which contains approximately 6,116 net rentable square feet. The Expansion Premises shall be combined with the Original Premises to create a combined Premises of 34,394 net rentable square feet. The Expansion Premises shall be delivered to Tenant in its current “As-Is” condition, except as provided in Exhibit A. The Expansion Premises shall be delivered to Tenant by Landlord by

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September 1, 2007; in the event that the Expansion Premises is not delivered to Tenant by Landlord until a date after September 1, 2007, then for each day of delay (provided that said delay is not caused by action of Tenant) Tenant shall not be responsible to pay the pro rata amount of Monthly Base Rent for the Expansion Premises. Upon the delivery of the Expansion Premises, the term “Premises” as used in the Original Lease shall mean both the Original Premises and the Substitute Premises.

4. Base Rent for the Expansion Premises. The Base Rent for the Expansion Premises shall commence on July 1, 2007 and shall be as follows:

Period	Monthly Base Rent
July 1, 2007 – June 30, 2008	$20,182.80
July 1, 2008 – June 30, 2009	$21,091.03
July 1, 2009 – June 30, 2010	$22,040.12
July 1, 2010 – June 30, 2011	$23,031.93
July 1, 2011 – September 30, 2011	$24,068.36

The Base Rent for the Original Premises shall remain in full force and effect and is unchanged by this Third Amendment. The Base Rent for the Expansion Premises shall be in addition to the Base Rent for the Original Premises.

5. Tenant’s Share of the Building for Operating Costs and Taxes. Effective July 1, 2007, the Tenant’s Share of the Building for Operating Costs as defined in the Original Lease shall be increased to 15.75%.

6. Parking. Effective June 1, 2007, the Tenant’s Parking Allocation shall be increased to 122 unreserved parking spaces.

7. Expansion Options. All Option rights granted to the Tenant by the Original Lease for expanding into additional space at the Building, specifically but not exclusively Exhibit F, Section 1 of the Original Lease for the 2nd Floor of the Building and Exhibit F, Section 2 of the Original Lease for the 3rd Floor of the Building, are hereby terminated.

8. Rights of First Offer. All First Offer Rights granted to the Tenant by the Original Lease for expanding into additional space at the Building, specifically but not exclusively Exhibit F, Section 1 of the Original Lease for the 2nd floor of the Building and Exhibit F, Section 2 of the Original Lease for the 3rd floor of the Building, shall be waived by Tenant through December 31, 2008, and shall be reinstated and in full force and effect starting January 1, 2009, subject to the rights of any tenant(s) who shall have leased all or a portion of the 2nd or 3rd floors.

9. No Further Amendment. The Original Lease, as modified by the First Amendment and this Third Amendment, shall remain in full force and effect. The Second Amendment has been cancelled by this Third Amendment.

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10. Confirmation of Original Lease. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Original Lease is in full force and effect and has not been modified except pursuant to the First Amendment and this Third Amendment; (b) the Second Amendment has been cancelled by this Third Amendment; (c) Tenant has not subleased or assigned any of its right, title and interest in and to the Original Lease and has full power and authority to enter into and perform its obligations hereunder; (d) to the best of Tenant’s knowledge, there are no defaults on the part of Landlord existing under the Lease; (e) to the best of Tenant’s knowledge, there exists no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (f) this Third Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (g) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

11. Voluntary Agreement. The parties have read this Third Amendment, and on the advice of counsel they have freely and voluntarily entered into this Third Amendment.

12. Representation by Counsel. Each party acknowledges that it has been represented by independent legal counsel of its own choice in connection with the execution of this Third Amendment and has had an adequate opportunity to investigate the subject matter of this Third Amendment before executing this Third Amendment.

13. Brokerage. Landlord and Tenant each warrant to the other that it has not had dealings with any other finder, broker, or agent in connection with this Third Amendment. Each party shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any other finder, broker, or agent based on dealings with the indemnifying party with respect to this Third Amendment.

14. General Provisions. This Third Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns. This Third Amendment shall be governed, and construed in accordance with, the laws of the State of California without regard to or application of the principles of conflict of laws. This Third Amendment together with the Original Lease and the First Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof.

15. Counterparts. This Third Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Third Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Lease as of the date first set forth above.

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TENANT:		LANDLORD:

TERCICA, INC., a Delaware corporation		2000 SIERRA POINT PARKWAY LLC a Delaware limited liability company

By:	/s/ Stephen N. Rosenfield	By:	/s/ Stephen P. Diamond
	Stephen N. Rosenfield		Stephen P. Diamond
	General Counsel		Manager